EXHIBIT 99.1


FOR IMMEDIATE RELEASE


BIOSPECIFICS ANNOUNCES UPDATE OF FDA SITUATION

LYNBROOK, NY, May 12, 1999 - As previously announced by BioSpecifics Technologies Corp. (Nasdaq/NMS:BSTC) on April 23, 1999 and May 7, 1999, the U.S. Food and Drug Administration (FDA) noted inspectional observations in its latest inspection of the Company's facilities.

On May 10, 1999, the FDA advised the Company that the Company must submit to the FDA a detailed, comprehensive plan of corrective action within 30 days. If the Company fails to do so, the FDA stated that it will institute action to revoke the Company's license to manufacture its product, Collagenase Santyl Ointment.

The Company intends to comply with the FDA demands and is preparing a comprehensive corrective action plan to address the deficiencies and FDA's concerns. The Company does not believe that any of the deficiencies are uncorrectable and stated that it has the financial resources and the necessary professional expertise available to it in order to achieve compliance.

BioSpecifics Technologies Corp. is a pharmaceutical company with a focus on wound healing and tissue remodeling. It has pioneered the application of collagenase for several disease conditions, notably dermal ulcers, pressure sores (bedsores), and second and third degree burns. BioSpecifics produces Collagenase ABC, the essential ingredient in the prescription drug Collagenase Santyl sold in the United States, and under other trademarks abroad.

Forward looking statements in this release involve a number of risks and uncertainties including, but not limited to, health authority regulations, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the Company's accounting policies, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.


Contact: BioSpecifics Technologies Corp.    Thomas L. Wegman   (516) 593-7000
         William Dunk Partners, Inc.        Deborah Passik     (919) 929-4100